Press Release

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

             This press release can be downloaded from www.nytco.com

The New York Times Company Reports
2021 Second-Quarter Results

NEW YORK, August 4, 2021 – The New York Times Company (NYSE: NYT) announced today second-quarter 2021 diluted earnings per share from continuing operations of $.32 compared with $.14 in the same period of 2020. Adjusted diluted earnings per share from continuing operations (defined below) was $.36 in the second quarter of 2021 compared with $.18 in the second quarter of 2020.
Operating profit increased to $73.3 million in the second quarter of 2021 from $28.8 million in the same period of 2020 and adjusted operating profit (defined below) increased to $92.9 million from $52.1 million in the prior year, as higher subscription, advertising and other revenues more than offset higher costs.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “Just after the end of the second quarter, The Times crossed another mile marker on our path to scaling direct, paying subscriber relationships: We now have more than 8 million paid subscriptions across our digital and print products — a testament to the success of our strategy, the strength of the market for paid digital journalism, and our unique opportunity to meet that demand. That milestone follows a second quarter with strong revenue and profit growth and progress on advancing our underlying model.
“We saw moderated growth in net subscription additions in the second quarter, which we expected given that the second quarter is traditionally our softest of the year, and we were comparing against last year’s historic results at the beginning of the Covid crisis. We added 142,000 net digital subscriptions, with 77,000 in News and 65,000 in Cooking and Games. We continue to expect that our total annual net subscription additions will be in the range of 2019, although that remains difficult to predict with precision. And we believe that while the news cycle will continue to have significant effects on our subscription growth, we are increasing our control over the levers of our subscription model.
“The combined strength in our subscription and advertising revenue streams more than offset cost growth and, as a result, we recorded $93 million in adjusted operating profit, a 78 percent improvement compared to the same quarter in 2020. Given the opportunity we see — an addressable market of at least 100 million people who are expected to pay for English-language journalism and a unique moment in which daily habits are up for grabs — we are continuing to invest in both the value of our individual products and the broader bundle. We believe these investments will enable us to grow our market share and also to build a larger and more profitable company over time.”
Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2021 to the second quarter of 2020.
Given the impact of the Covid-19 pandemic on our business in 2020, we believe that certain comparisons of our operating results in 2021 to 2019 provide useful context for our 2021 results, and have provided those comparisons in the below commentary and the Supplemental Financial Information section.
For comparability, certain prior-year amounts have been reclassified to conform with the current period presentation.
This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.
Second-quarter 2021 results included the following special item:
•A $3.8 million charge ($2.8 million or $0.02 per share after tax) resulting from the termination of a tenant’s lease in our headquarters building.
There were no special items in the second quarters of 2020 or 2019.
Results from Continuing Operations
Revenues
Total revenues for the second quarter of 2021 increased 23.5 percent to $498.5 million from $403.8 million in the second quarter of 2020. Subscription revenues increased 15.7 percent to $339.2 million, advertising revenues increased 66.4 percent to $112.8 million and other revenues increased 8.7 percent to $46.5 million. Compared with the second quarter of 2019, total revenues increased 14.3 percent, as subscription revenues increased 25.4 percent, advertising revenues declined 6.6 percent and other revenues increased 3.3 percent.
Subscription revenues in the second quarter of 2021 rose primarily due to growth in the number of subscriptions to the Company’s digital-only products, which include our news product and our Games, Cooking and Audm products, as well as a benefit from subscriptions graduating to higher prices from introductory promotional pricing. Revenue from digital-only products increased 30.3 percent, to $190.1 million. Print subscription revenues increased 1.3 percent to $149.1 million, largely due to higher domestic home delivery revenue, which grew 1.3 percent. Compared with the second quarter of 2019, revenue from digital-only products increased 68.8 percent, largely due to growth in the number of subscriptions to the Company’s digital-only products, while print subscription revenues declined 5.5 percent due to lower retail newsstand revenue and revenue from our domestic home delivery subscription products was flat.
The Company ended the second quarter of 2021 with approximately 7,936,000 subscriptions across its print and digital products. Paid digital-only subscriptions totaled approximately 7,133,000, a net increase of 142,000 subscriptions compared with the end of the first quarter of 2021 and a net increase of 1,463,000 subscriptions compared with the end of the second quarter of 2020. Of the 142,000 total net additions, 77,000 came from the Company’s digital news product, while 65,000 came from the Company’s Cooking, Games and Audm products.
Second-quarter 2021 digital advertising revenue increased 79.6 percent, while print advertising revenue increased 48.0 percent. Digital advertising revenue was $71.0 million, or 63.0 percent of total Company advertising revenues, compared with $39.5 million, or 58.3 percent, in the second quarter of 2020. Digital advertising revenue increased primarily as a result of higher direct-sold advertising, including traditional display and podcasts, as well as the impact of the comparison to weak digital advertising revenues in the second quarter of 2020 caused by reduced advertiser spending during the start of the Covid-19 pandemic. Print advertising revenue increased, primarily in the luxury, media, and technology categories, as a result of the impact of the comparison to weak print advertising revenues in the second quarter of 2020 caused by reduced advertiser spending during the start of the Covid-19 pandemic. Compared with the second quarter of 2019, digital advertising revenue increased 22.4 percent as a result of higher direct-sold advertising, including traditional display and podcasts, partially offset by lower creative services revenues resulting from the closure of our HelloSociety and Fake Love digital marketing agencies, while print advertising revenue decreased 33.4 percent due to continued secular declines, further exacerbated by the Covid-19 pandemic.
Other revenues increased 8.7 percent in the second quarter of 2021, primarily as a result of higher Wirecutter affiliate referral revenues. Compared with the second quarter of 2019, other revenue increased 3.3 percent, with higher Wirecutter revenues and licensing revenue related to Facebook News more than offsetting lower revenues following the first season of “The Weekly” television series, live events and commercial printing.
Operating Costs
Total operating costs increased 12.4 percent in the second quarter of 2021 to $421.4 million compared with $374.9 million in the second quarter of 2020, while adjusted operating costs increased 15.4 percent to $405.6 million from $351.6 million in the second quarter of 2020. Compared with the second quarter of 2019, total operating costs increased 5.8 percent, while adjusted operating costs increased 6.5 percent.
Cost of revenue increased 9.3 percent to $251.4 million compared with $229.9 million in the second quarter of 2020, largely due to growth in the number of employees in the newsroom, Games, Cooking and audio; costs in connection with the production of audio content; a higher incentive compensation accrual; and higher subscriber servicing and digital content delivery costs. This cost growth was partially offset by lower print production and distribution costs. Compared with the second quarter of 2019, cost of revenue increased 2.6 percent largely as a result of the factors identified above.
Sales and marketing costs increased 35.2 percent to $53.6 million compared with $39.6 million in the second quarter of 2020 due to higher subscription-related media expenses, which the Company had reduced during the initial months of the Covid-19 pandemic. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, increased 75.8 percent to $29.0 million in the second quarter of 2021 from $16.5 million in 2020. Compared with the second quarter of 2019, sales and marketing costs decreased 14.0 percent, largely due to lower advertising sales costs as a result of a workforce reduction primarily in this area in the second quarter of 2020 and lower media expenses. Media expenses declined 14.5 percent compared with the second quarter of 2019.
Product development costs increased 28.1 percent to $39.7 million compared with $31.0 million in the second quarter of 2020, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives as well as a higher incentive compensation accrual.

Compared with the second quarter of 2019, product development costs increased 55.5 percent as a result of growth in the number of digital product development employees.
General and administrative costs increased 5.9 percent to $62.3 million compared with $58.8 million in the second quarter of 2020, largely due to growth in the number of employees, higher outside services and a higher incentive compensation accrual, partially offset by a $6.3 million severance expense in the second quarter of 2020 compared with no expense in the second quarter of 2021. Compared with the second quarter of 2019, general and administrative costs increased 23.6 percent largely due to growth in the number of employees, primarily in the enterprise technology and human resources departments in support of employee growth in other areas; higher outside services; and a higher incentive compensation accrual.
Other Data

Interest Income and Other, net
Interest income and other, net in the second quarter of 2021 was $1.9 million compared with $2.8 million in the second quarter of 2020. The decrease was primarily attributable to lower interest income resulting from lower interest rates in the second quarter of 2021.

Income Taxes
The Company had an income tax expense of $18.2 million in the second quarter of 2021 compared with an income tax expense of $5.8 million in the second quarter of 2020. The effective income tax rate was 25.1 percent in the second quarter of 2021 and 19.6 percent in the second quarter of 2020. The increase in income tax expense is primarily due to higher income from continuing operations in the second quarter of 2021. The effective tax rate was lower than the statutory rate in the second quarter of 2020 due to a tax benefit resulting from a reduction in the Company’s reserve for uncertain tax positions.

Liquidity
As of June 27, 2021, the Company had cash and marketable securities of $946.6 million, an increase of $64.6 million from $882.0 million as of December 27, 2020.

The Company has a $250.0 million revolving line of credit through 2024. As of June 27, 2021, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.

Capital Expenditures
Capital expenditures totaled approximately $8 million in the second quarter of 2021 compared with approximately $5 million in the second quarter of 2020. The increase in capital expenditures in 2021 was primarily driven by improvements in our headquarters building and newsroom bureaus, partially offset by lower investments in technology.

Outlook
Total subscription revenues in the third quarter of 2021 are expected to increase approximately 13 percent to 15 percent compared with the third quarter of 2020, with digital-only subscription revenue expected to increase approximately 25 percent to 30 percent.
Total advertising revenues in the third quarter of 2021 are expected to increase approximately 30 percent to 35 percent compared with the third quarter of 2020, with digital advertising revenue expected to increase approximately 40 percent to 45 percent.
Other revenues in the third quarter of 2021 are expected to increase approximately 5 percent compared with the third quarter of 2020.

Operating costs and adjusted operating costs in the third quarter of 2021 are expected to increase approximately 18 percent to 20 percent compared with the third quarter of 2020 as the Company continues to invest in the drivers of digital subscription growth and compare against the low spending last year as a result of actions taken during the first year of the pandemic.
The Company expects the following on a pre-tax basis in 2021:
•Depreciation and amortization: approximately $60 million,
•Interest income and other, net: $5 million to $7 million, and
•Capital expenditures: approximately $50 million.

Conference Call Information
The Company’s second-quarter 2021 earnings conference call will be held on Wednesday, August 4, at 8:00 a.m. E.T.

A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at dpregister.com/sreg/10157797/e9ed3ee216, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, August 18. The replay access code is 10157797.
The New York Times Company is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 8 million subscriptions across a diverse array of print and digital products — from news to cooking to games — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of the Covid-19 pandemic; significant competition in all aspects of our business; our ability to improve and scale our technical infrastructure and respond and adapt to changes in technology and consumer behavior; our ability to continue to retain and grow our subscriber base; numerous factors that affect our advertising revenues, including economic conditions, market dynamics, audience fragmentation, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; economic, geopolitical and other risks associated with the international scope of our business and foreign operations; our ability to attract and maintain a highly skilled and diverse workforce; adverse results from litigation or governmental investigations; the risks and challenges associated with investments we make in new and existing products and services; risks associated with acquisitions, divestitures, investments and other transactions; the effects of the fixed cost nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; the impact of labor negotiations and agreements; increases in the price of newsprint or significant disruptions in our newsprint supply chain or newspaper printing and distribution channels; security breaches and other network and information systems disruptions; our ability to comply with laws and regulations, including with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims of intellectual property infringement that we have been, and may be in the future, be subject to; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 27, 2020, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Supplemental Financial Information
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Second Quarter			Six Months
	2021	2020	% Change	2021	2020	% Change
Revenues
Subscription(a)	$339,217	$293,189	15.7%	$668,301	$578,623	15.5%
Advertising(b)	112,774	67,760	66.4%	209,890	173,897	20.7%
Other(c)	46,506	42,801	8.7%	93,351	94,866	(1.6)%
Total revenues	498,497	403,750	23.5%	971,542	847,386	14.7%
Operating costs
Cost of revenue (excluding depreciation and amortization) (d)	251,358	229,913	9.3%	502,355	473,397	6.1%
Sales and marketing (d)	53,555	39,605	35.2%	113,708	113,389	0.3%
Product development (d)	39,699	30,983	28.1%	78,642	61,985	26.9%
General and administrative	62,283	58,812	5.9%	118,860	111,673	6.4%
Depreciation and amortization	14,486	15,631	(7.3)%	29,203	30,816	(5.2)%
Total operating costs	421,381	374,944	12.4%	842,768	791,260	6.5%
Lease termination charge(e)	3,831	—	*	3,831	—	*
Operating profit	73,285	28,806	*	124,943	56,126	*
Other components of net periodic benefit costs	2,598	2,149	20.9%	5,197	4,463	16.4%
Interest income and other, net(f)	1,873	2,786	(32.8)%	3,384	16,640	(79.7)%
Income from continuing operations before income taxes	72,560	29,443	*	123,130	68,303	80.3%
Income tax expense	18,243	5,781	*	27,704	11,787	*
Net income	54,317	23,662	*	95,426	56,516	68.8%
Net income attributable to The New York Times Company common stockholders	$54,317	$23,662	*	$95,426	$56,516	68.8%
Average number of common shares outstanding:
Basic	168,012	166,869	0.7%	167,828	166,725	0.7%
Diluted	168,346	168,083	0.2%	168,312	167,968	0.2%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.32	$0.14	*	$0.57	$0.34	67.6%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.32	$0.14	*	$0.57	$0.34	67.6%
Dividends declared per share	$—	$—	*	$0.07	$0.06	16.7%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital and print subscription revenues for the second quarters and first six months of 2021 and 2020:

		Second Quarter			Six Months
		2021	2020	% Change	2021	2020	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$170,893	$132,922	28.6%	$332,181	$251,880	31.9%
	Other product subscription revenues(2)	19,252	13,062	47.4%	37,564	24,114	55.8%
	Subtotal digital-only subscription revenues	190,145	145,984	30.3%	369,745	275,994	34.0%
	Print subscription revenues:
	Domestic home delivery subscription revenues(3)	134,755	132,971	1.3%	269,150	266,708	0.9%
	Single-copy, NYT International and other subscription revenues(4)	14,317	14,234	0.6%	29,406	35,921	(18.1)%
	Subtotal print subscription revenues	149,072	147,205	1.3%	298,556	302,629	(1.3)%
	Total subscription revenues	$339,217	$293,189	15.7%	$668,301	$578,623	15.5%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games and Cooking products are also included in this category.

	(2) Includes revenues from standalone subscriptions to the Company’s Games, Cooking and Audm products.
	(3) Includes free access to some of the Company’s digital products.
	(4) NYT International is the international edition of our print newspaper.

The following table summarizes digital and print subscriptions as of the end of the second quarters of 2021 and 2020:

	Second Quarter
	2021	2020	% Change
Digital-only subscriptions:
News product subscriptions(1)	5,334	4,390	21.5%
Other product subscriptions(2)	1,799	1,280	40.5%
Subtotal digital-only subscriptions	7,133	5,670	25.8%
Print subscriptions	803	840	(4.4)%
Total subscriptions	7,936	6,510	21.9%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games and Cooking products are also included in this category.
(2) Includes standalone subscriptions to the Company’s Games, Cooking and Audm products.

We believe that the significant growth over the last several years in subscriptions to The Times’s products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The following charts illustrate the growth in net digital-only subscription additions and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products since the launch of the digital pay model in 2011.

Subscriptions (1)
(millions)
Print-based bundles (2)
Digital-only News
Digital-only Other
1.5
.4
1.1
1.7
.6
1.1
1.9
.8
1.1
2.1
.1
.9
1.1
2.3
.2
1.1
1.0
2.8
.2
1.6
1.0
3.6
.4
2.2
1.0
4.2
.6
2.7
.9
5.3
1.0
3.4
.9
7.5
1.6
5.1
.8
7.9
1.8
5.3
.8
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
Q2 2021
As of the Period End

(1) Amounts may not add due to rounding.
(2) Print domestic home delivery subscriptions include free access to some of our digital products.
(3) Print Other includes single-copy, NYT International and other subscription revenues.
Note: Revenues for 2012 and 2017 include the impact of an additional week.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes digital and print advertising revenues for the second quarters and first six months of 2021 and 2020:

		Second Quarter			Six Months
		2021	2020	% Change	2021	2020	% Change
	Advertising revenues:
	Digital	$70,995	$39,531	79.6%	$130,491	$90,689	43.9%
	Print	41,779	28,229	48.0%	79,399	83,208	(4.6)%
	Total advertising	$112,774	$67,760	66.4%	$209,890	$173,897	20.7%

(c)	Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, the leasing of floors in the Company headquarters, commercial printing, retail commerce, television and film, our student subscription sponsorship program, and our live events business.

(d)	The Company reclassified certain expenses in the prior periods to conform with the current period presentation.

(e)	In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.

(f)	In the first quarter of 2020, the Company recorded a $10.1 million gain ($7.4 million or $.04 per share after tax) related to a non-marketable equity investment transaction.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Amounts in thousands)

Given the impact of the Covid-19 pandemic on our business in 2020, we believe that certain comparisons of our operating results in 2021 to 2019 provide useful context for our 2021 results, and have provided those comparisons in the below supplemental tables.

	Second Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Revenues
Digital	$190,145	$145,984	30.3%	$112,635	68.8%
Print	149,072	147,205	1.3%	157,821	(5.5)%
Subscription revenues	339,217	293,189	15.7%	270,456	25.4%
Digital	70,995	39,531	79.6%	58,026	22.4%
Print	41,779	28,229	48.0%	62,735	(33.4)%
Advertising revenues	112,774	67,760	66.4%	120,761	(6.6)%
Other revenues	46,506	42,801	8.7%	45,041	3.3%
Total revenues	498,497	403,750	23.5%	436,258	14.3%
Operating costs
Cost of revenue (excluding depreciation and amortization) (1)	251,358	229,913	9.3%	244,939	2.6%
Sales and marketing (1)	53,555	39,605	35.2%	62,280	(14.0)%
Product development (1)	39,699	30,983	28.1%	25,526	55.5%
General and administrative	62,283	58,812	5.9%	50,400	23.6%
Depreciation and amortization	14,486	15,631	(7.3)%	15,180	(4.6)%
Total operating costs	421,381	374,944	12.4%	398,325	5.8%
Lease termination charge (2)	3,831	—	*	—	*
Operating profit	$73,285	$28,806	*	$37,933	93.2%

(1) The Company reclassified certain expenses in the prior periods to conform with the current period presentation.
(2) In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Amounts in thousands)

	Six Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Revenues
Digital	$369,745	$275,994	34.0%	$222,494	66.2%
Print	298,556	302,629	(1.3)%	318,772	(6.3)%
Subscription revenues	668,301	578,623	15.5%	541,266	23.5%
Digital	130,491	90,689	43.9%	113,569	14.9%
Print	79,399	83,208	(4.6)%	132,280	(40.0)%
Advertising revenues	209,890	173,897	20.7%	245,849	(14.6)%
Other revenues	93,351	94,866	(1.6)%	88,205	5.8%
Total revenues	971,542	847,386	14.7%	875,320	11.0%
Operating costs
Cost of revenue (excluding depreciation and amortization) (1)	502,355	473,397	6.1%	484,125	3.8%
Sales and marketing (1)	113,708	113,389	0.3%	137,094	(17.1)%
Product development (1)	78,642	61,985	26.9%	49,433	59.1%
General and administrative	118,860	111,673	6.4%	102,039	16.5%
Depreciation and amortization	29,203	30,816	(5.2)%	30,098	(3.0)%
Total operating costs	842,768	791,260	6.5%	802,789	5.0%
Lease termination charge (2)	3,831	—	*	—	*
Operating profit	$124,943	$56,126	*	$72,531	72.3%

(1) The Company reclassified certain expenses in the prior periods to conform with the current period presentation.
(2)In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2021	2020	% Change	2021	2020	% Change
Diluted earnings per share from continuing operations	$0.32	$0.14	*	$0.57	$0.34	67.6%
Add:
Severance	—	0.04	*	—	0.04	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.02	0.02	—
Other components of net periodic benefit costs	0.02	0.01	*	0.03	0.03	—
Special items:
Gain from non-marketable equity security	—	—	*	—	(0.06)	*
Lease termination charge	0.02	—	*	0.02	—	*
Income tax expense of adjustments	(0.01)	(0.02)	(50.0)%	(0.02)	(0.01)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.36	$0.18	*	$0.62	$0.35	77.1%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating profit	$73,285	$28,806	*	$37,933	93.2%
Add:
Depreciation and amortization	14,486	15,631	(7.3)%	15,180	(4.6)%
Severance	—	6,305	*	672	*
Multiemployer pension plan withdrawal costs	1,301	1,400	(7.1)%	1,801	(27.8)%
Special items:
Lease termination charge	3,831	—	*	—	*
Adjusted operating profit	$92,903	$52,142	78.2%	$55,586	67.1%

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Second Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating costs	$421,381	$374,944	12.4%	$398,325	5.8%
Less:
Depreciation & amortization	14,486	15,631	(7.3)%	15,180	(4.6)%
Severance	—	6,305	*	672	*
Multiemployer pension plan withdrawal costs	1,301	1,400	(7.1)%	1,801	(27.8)%
Adjusted operating costs	$405,594	$351,608	15.4%	$380,672	6.5%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Six Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating profit	$124,943	$56,126	*	$72,531	72.3%
Add:
Depreciation and amortization	29,203	30,816	(5.2)%	30,098	(3.0)%
Severance	406	6,675	(93.9)%	2,075	(80.4)%
Multiemployer pension plan withdrawal costs	2,627	2,823	(6.9)%	3,250	(19.2)%
Special items:
Lease termination charge	3,831	—	*	—	*
Adjusted operating profit	$161,010	$96,440	67.0%	$107,954	49.1%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Six Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating costs	$842,768	$791,260	6.5%	$802,789	5.0%
Less:
Depreciation & amortization	29,203	30,816	(5.2)%	30,098	(3.0)%
Severance	406	6,675	(93.9)%	2,075	(80.4)%
Multiemployer pension plan withdrawal costs	2,627	2,823	(6.9)%	3,250	(19.2)%
Adjusted operating costs	$810,532	$750,946	7.9%	$767,366	5.6%

* Represents a change equal to or in excess of 100% or not meaningful.